Exhibit 10.22

January 8, 2008

Michael R. Dougherty

Dear Mike:

Pursuant to the terms and conditions of Adolor Corporation’s Amended and Restated 2003 Stock Based Compensation Plan (the ‘Plan’), you have been granted a non-qualified stock Option to purchase up to 30,000 shares (the ‘Option’) of common stock as outlined below.

Granted to:	Michael R. Dougherty
Grant Date:	January 4, 2008
Expiration Date:	January 4, 2018
Options Granted:	30,000 Non-Qualified Stock Options
Option Price per Share:	$4.23

This option is a “performance option” which will be “earned,” if at all, on the following schedule, and will then be subject to a vesting schedule, also as set out below.

Assuming your continued employment, your Option will be earned, and eligible to begin vesting, upon an Earned Date as follows:

Earned Date	Portion of Award Eligible to Begin Vesting
On or before April 30, 2008	30,000
After April 30, 2008, but on or before June 30, 2008	20,000
After June 30, but on or before August 31, 2008	10,000
On or after September 1, 2008	None of your Award will begin to vest

The term “Earned Date” is defined as the earlier of a. or b. below:

a. the date upon which the U.S. Food and Drug Administration approves a New Drug Application for alvimopan for use in postoperative ileus (an “NDA Approval”); or

b. the vesting date determined under the Plan in the event that a Change in Control of the Company, as defined in the Plan occurs.

Any portion of your Option that becomes eligible to vest, by reason of an NDA Approval as shown on the schedule above, shall then vest, and become exercisable, assuming your continued

employment by the Company, at the rate of one- thirty-sixth per month on each monthly anniversary of the relevant Earned Date. Any portion of your Option that becomes eligible to vest by reason of a Change in Control will vest immediately in accordance with the terms of the Plan.

Any portion of your Option that does not become eligible to vest on the schedule above will be cancelled immediately, without any action required by the Company, with no compensation due to you in respect of that portion of your Option. To illustrate, if an Earned Date occurs on May 10, 2008, 20,000 of your Option will become eligible to vest. The other 10,000 will have been cancelled effective at the close of business on April 30, 2008. Should your employment with the Company or its Subsidiaries terminate for any reason before your Award vests, your Award shall be forfeited immediately upon termination of your employment, with no compensation due to you in respect of that Award or its termination.

Sincerely,

Thomas P. Hess

Vice President of Finance, Chief Financial Officer

I hereby acknowledge receipt of the Stock Option granted on the date shown above, which has been issued to me under the terms and conditions of the Plan and this Option Agreement. I also acknowledge receipt of copies of the Plan, its Summary Description and the Company’s latest annual report (SEC Form 10-K), and acknowledge and agree that I am bound by the terms and conditions of the Plan and this Option Agreement with respect to my option.

Signature:		Date
Michael R. Dougherty